UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 19, 2019

XOMA CORPORATION

(Exact name of registrant as specified in its charter)

000-14710	Delaware	52-2154066
(Commission File Number)	(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2200 Powell Street, Suite 310, Emeryville, California	94608
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (510) 204-7200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0075 per share	XOMA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On November 19, 2019, XOMA Corporation (“XOMA” or the “Company”) entered into an Investment Agreement with certain affiliates of BVF Partners L.P. (“BVF”), an existing stockholder of the Company, or its assignee/transferee (the “Investment Agreement”). Pursuant to the Investment Agreement, BVF agreed to purchase shares of the Company’s Common Stock or Series Z Preferred Stock having an aggregate value equal to the value of all shares (if any) offered but not purchased pursuant to the exercise of rights in the Company’s rights offering, including any exercise of rights by BVF (the “Rights Offering”), up to $22,000,000 (the “Backstop Commitment”). The Investment Agreement contains customary representations, warranties and covenants by the parties.

Each share of Series Z Preferred Stock will be convertible into 1,000 shares of registered common stock. Each share will be convertible at the option of the holder at any time, provided that the holder will be prohibited from converting into common stock if, as a result of such conversion, the holder, together with its affiliates, would beneficially own a number of shares above a conversion blocker, which is initially set at 19.99% of the total common stock then issued and outstanding immediately following the conversion of such shares. In the event of the Company’s liquidation, dissolution or winding up, holders of Series Z Preferred Stock will participate pari passu with any distribution of proceeds to holders of common stock. Holders of Series Z Preferred Stock are entitled to receive dividends on shares of Series Z Preferred Stock equal (on an as if converted to common stock basis) to and in the same form as dividends actually paid on the Company’s common stock or other junior securities. Shares of Series Z Preferred Stock will generally have no voting rights, except as required by law and except that the consent of the holders of the outstanding Series Z Preferred Stock will be required to amend the terms of the Series Z Preferred Stock.

As of September 30, 2019, BVF owned approximately 20.53% of the Company’s total outstanding shares of common stock, and if all of the Series X and Series Y convertible preferred shares were converted, BVF would own 53.66% of the Company’s total outstanding shares of common stock. As of September 30, 2019, none of the preferred stock has been converted into shares of the Company’s common stock. One of the Company’s directors, Matthew Perry, is President of BVF. Mr. Perry recused himself from the deliberations of the Board regarding its approval of the Investment Agreement and the purchase of the Backstop Commitment. In addition, the Audit Committee of the Board has approved the Investment Agreement and the Backstop Commitment. The Company will not pay a fee to BVF in connection with the Backstop Commitment. The Company has agreed to reimburse up to $50,000 of BVF’s expenses in connection with the Investment Agreement and the Rights Offering.

The above description of the Investment Agreement does not purport to be complete and is qualified in its entirety by reference to the Investment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K which is incorporated herein by reference. A summary of the rights, preferences and privileges of the Series Z Preferred Stock described above does not purport to be complete and is qualified in its entirety by reference to a Form of the Certificate of Designation of Preferences, Rights and Limitations of Series Z Convertible Preferred Stock, which is included as Exhibit A to the Investment Agreement.

Item 3.02 Unregistered Sales of Equity Securities

The information contained in Item 1.01, above, is hereby incorporated by reference.

Item 8.01 Other Events

On November 19, 2019, the Company issued a press release announcing the record date and the commencement and expiration dates of the Rights Offering. The Rights Offering may be amended, canceled or extended. A copy of the press release is filed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits

Number	Exhibit Description

10.1	Investment Agreement, dated November 19, 2019

99.1	Press release entitled “XOMA Announces Proposed Rights Offering” dated November 19, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XOMA CORPORATION

Date: November 20, 2019	/s/ Thomas Burns
Thomas Burns
Senior Vice President, Finance and Chief Financial Officer